Exhibit 99

News Release	The Ryland Group, Inc.
www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Drew Mackintosh, Vice President

Investor Relations (818) 223-7548

RYLAND ANNOUNCES DEBT TENDER OFFER

CALABASAS, Calif. (April 1, 2010) — The Ryland Group, Inc. (NYSE: RYL) announced today that it has commenced an offer to purchase for cash (the “Offer”) up to $225 million (the “Aggregate Maximum Tender Amount”) of its outstanding senior notes listed in the table below (the “Notes”). The terms and conditions of the Offer are set forth in the Offer to Purchase dated April 1, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”). The following table sets forth the Notes that are subject to the Offer and certain other terms of the Offer:

Title of Security	CUSIP Numbers	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Full Tender Offer Consideration	Early Tender Payment	Late Tender Offer Consideration
5.375% Senior Notes due 2012	783764AL7	$199,071,000	1	$1,045.00	$20.00	$1,025.00
6.875% Senior Notes due 2013	783764AM5	$215,152,000	2	$1,080.00	$20.00	$1,060.00
5.375% Senior Notes due 2015	783764AK9	$205,552,000	3	$1,000.00	$20.00	$ 980.00

The amounts of each series of Notes that are purchased in the Offer will be determined in accordance with the priorities set forth in the column “Acceptance Priority Level” in the table above.

If Notes of a series are validly tendered and not validly withdrawn such that the aggregate principal amount tendered exceeds the Aggregate Maximum Tender Amount, the Company will accept for purchase Notes in accordance with the Acceptance Priority Level (in numerical priority order with priority level 1 being the highest priority), provided that in no event shall the Company be obligated to purchase an aggregate principal amount of Notes exceeding the Aggregate Maximum Tender Amount.  All Notes of a series tendered in the Offer having a higher Acceptance Priority Level will be accepted for purchase before any tendered Notes of a series having a lower Acceptance Priority Level are accepted for purchase.  For example, all tendered Notes having Acceptance Priority Level “1” will be accepted for purchase before tendered Notes having Acceptance Priority Level “2”, if any, may be accepted for purchase, subject to the limitation that no more than the Aggregate Maximum Tender Amount of Notes will be purchased.

If there are sufficient remaining funds to purchase some, but not all, of the Notes of a series of an applicable Acceptance Priority Level, the amount of Notes purchased in that series will be prorated based on the aggregate principal amount of Notes of such series validly tendered and not withdrawn in the Offer.

Holders of Notes that are validly tendered and not validly withdrawn on or before 5:00 p.m., New York City time, on April 14, 2010 (the “Early Tender Date”) and accepted for purchase will receive the Full Tender Offer Consideration specified in the table above for each $1,000 principal amount of Notes accepted for purchase. Holders of Notes that are validly tendered after 5:00 p.m., New York City time, on the Early Tender Date but on or before 5:00 p.m., New York City time, on April 29, 2010 (the “Expiration Date”) and accepted for purchase will receive the Full Tender Offer Consideration minus an amount in cash equal to $20 for each $1,000 principal amount of Notes (the “Late Tender Offer Consideration”).  In addition to the Full Tender Offer Consideration or Late Tender Offer Consideration, as the case may be, payable in respect of Notes accepted for purchase, Holders will receive accrued and unpaid interest on their purchased Notes from the applicable last interest payment date to, but not including, the date of payment for purchased Notes.

Notes tendered on or before the Early Tender Date may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on the Early Tender Date, but not thereafter, and Notes tendered after the Early Tender Date but on or before the Expiration Date may not be withdrawn, provided, however, in each case, that if Ryland reduces the consideration for Notes subject to the Offer or is otherwise required by law to permit withdrawal, then previously tendered Notes may be validly withdrawn to the extent required by law.  Ryland reserves the right to increase or decrease the Aggregate Maximum Tender Amount without extending withdrawal rights.

The Offer is scheduled to expire at 5:00 p.m., New York City time, on the Expiration Date, unless extended. The Offer is subject to (i) the condition that at least $200 million aggregate principal amount of Notes be validly tendered and not validly withdrawn pursuant to the Offer, (ii) the condition that a proposed financing be completed yielding proceeds sufficient to fund the purchase of the Notes and (iii) the general conditions set forth in the Offer to Purchase.

This press release is neither an offer to purchase, nor a solicitation for acceptance of the offer. Ryland is making the offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase and Letter of Transmittal that is being sent to holders of Notes. Holders are urged to read the tender offer documents carefully when they become available. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at 866-470-3900 (US toll-free) and 212-430-3774 (collect).

J.P. Morgan Securities Inc. is the Dealer Manager for the Offer. Questions regarding the Offer may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (toll-free) and (212) 270-3994 (collect).

Headquartered in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company.  Since its founding in 1967, Ryland has built more than 285,000 homes and financed more than 240,000 mortgages.  The Company currently operates in 15 states and 19 homebuilding divisions across the country and is listed on the New York Stock Exchange under the symbol “RYL.”  For more information, please visit www.ryland.com.

Note:  Certain statements in this press release may be regarded as “forward-looking statements”. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. The factors and assumptions upon which any forward-looking statements herein are based are subject to risks and uncertainties which include, among others, risks associated with the debt tender offer and the related proposed debt financing transaction, including whether such tender offer and financing transaction will be successful and on what terms they may be completed, the risk factors set forth in the Company’s most recent Annual Report on Form 10-K and other factors over which the Company has little or no control.